-----------------
                                                                  EXHIBIT 99.1
                                                               -----------------

COMMUNITY WEST
BANCSHARES
[GRAPHIC OMITTED]

445 PINE AVENUE, GOLETA, CA  93117

FOR IMMEDIATE RELEASE
CONTACT:   CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:     805-692-5821
E-MAIL:    CBALTUSKONIS@COMMUNITYWESTBANK.COM
URL:       HTTP://WWW.COMMUNITYWESTBANK.COM
SYMBOL:    CWBC

COMMUNITY WEST BANCSHARES ANNOUNCES RECORD EARNINGS FOR CALENDAR 2004, AN INCREASE OF 76% TO $3,835,000

EARNINGS MORE THAN DOUBLED TO $.17 PER SHARE FOR 2004 Q 4 VS. $.08 PER SHARE FOR 2003 Q 4

DIVIDEND  OF  $.04  PER  SHARE  DECLARED

Goleta, California, January 27, 2005 - Community West Bancshares (Company) today announced operating results for the fourth quarter and that record results were achieved for calendar 2004.

                                EARNINGS SUMMARY

For the quarter ended December 31, 2004 (2004 Q 4), the Company recorded net income of $954,000, or $.17 per share (basic, and $.16 per share diluted), compared to net income of $452,000, or $.08 per share (basic and diluted), for the quarter ended December 31, 2003 (2003 Q 4). This represents a 111% comparative increase. For calendar 2004, the Company recorded net income of $3,835,000, or $.67 per share (basic, and $.65 per share diluted), compared to net income of $2,183,000, or $.38 per share (basic and diluted) for calendar 2003. This represents a 76% comparative increase.

NET  INTEREST  INCOME
---------------------

Net interest income for the comparative twelve and three-month periods increased by $2,959,000 and $835,000, respectively.

Total interest income for the comparative twelve and three-month periods increased by $1,462,000 and $743,000, respectively. This increase continues to be as a result of the growth in interest-earning assets, primarily in the commercial lending and manufactured housing portfolios, and was partially offset by the continued decrease in securitized loans.

Interest expense on deposits was slightly higher based on volume and was more than offset by the decline in interest expense on the securitized bonds, as the Company continues to benefit from the paydowns of the relatively high-rate, securitized bonds, thus serving to reduce the Company's cost of funds.

PROVISION  FOR  LOAN  LOSSES
----------------------------

Overall, the general portfolio credit quality continues to be relatively stable and, in addition, the securitized loan portfolio continues to stabilize and pay down.


NON-INTEREST INCOME AND NON-INTEREST EXPENSES

Non-interest income was virtually flat and non-interest expenses were in total at a slightly higher level. The 2004 Q 4 non-interest income level was achieved even though the Company, in its ongoing efforts at prudent growth, cut back substantially compared to 2003 Q 4 the amount of loans sold.

                                  BALANCE SHEET

The Company's total assets increased to $365.2 million, or $61 million, at December 31, 2004 compared to $304.2 million at December 31, 2003. Net loans increased by $46.2 million and liquid assets, investment securities and FHLB stock increased by $15.9 million.

On the funding side in 2004, deposits have increased by $59.7 million while other borrowings have decreased by $2.4 million in total, as the securitized debt repayments have effectively been replaced with short-term borrowings.

                                     CAPITAL

As of December 31, 2004, the Company had $37,569,000 in equity capital, or 10.29% of consolidated total assets, and book value per share was $6.56.

                                DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.04 per common share, payable February 22, 2005 to shareholders of record as of the close of business on February 7, 2005. At this quarterly rate, the annual dividend is equivalent to $.16 per common share.

                     SANTA MARIA FULL-SERVICE BRANCH OFFICE

The Company has commenced work on its tenant improvements for the next full-service Community West Bank branch office location in Santa Maria. The office is planned to open in April, 2005.

               COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: "We are extremely pleased with the Company's 2004 results, especially in light of the continued difficult interest rate environment for the banking industry. The overall execution of our 2004 business plan was outstanding and we firmly believe this performance momentum will carry forward into 2005. We will continue to be focused on our business model and core competencies, and in providing the highest quality service to our diverse client base. We are particularly excited about our upcoming office opening in Santa Maria and the Company's general business prospects."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, formerly Goleta National Bank, which has two full-service branch offices, in Goleta and Ventura, and a loan production office (and will also have a full-service branch office in 2005) in Santa Maria, California. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.

                          SEE ENCLOSED FINANCIAL TABLES

SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except share and per share data)

                                 Three Months Ended December 31,          Year Ended December 31,
                              ------------------------------------  ------------------------------------
                                    2004               2003               2004               2003
                              -----------------  -----------------  -----------------  -----------------
Interest income               $           5,728  $           4,985  $          21,845  $          20,383
Interest expense                          2,007              2,099              7,845              9,342
                              -----------------  -----------------  -----------------  -----------------
Net interest income                       3,721              2,886             14,000             11,041
Provision for loan losses                   167                664                418              1,669
                              -----------------  -----------------  -----------------  -----------------
Net interest income after
   provision for loan losses              3,554              2,222             13,582              9,372
Non-interest income                       2,433              2,476             10,462             10,675
Non-interest expenses                     4,359              4,014             17,521             16,736
                              -----------------  -----------------  -----------------  -----------------

Income before income taxes                1,628                684              6,523              3,311
Provision for income taxes                  674                232              2,688              1,128
                              -----------------  -----------------  -----------------  -----------------

     NET INCOME               $             954  $             452  $           3,835  $           2,183
                              =================  =================  =================  =================

Earnings per share:
   Basic                      $            0.17  $            0.08  $            0.67  $            0.38
   Diluted                                 0.16               0.08               0.65               0.38

Weighted average shares:
   Basic                              5,729,869          5,701,932          5,717,813          5,693,807
   Diluted                            5,928,946          5,827,918          5,867,236          5,758,200


**************************************************************************************************

Selected  average  balance  sheet  items
----------------------------------------
Average assets                $         355,844  $         301,672  $         333,230  $         299,661
Average gross loans                     292,398            253,547            274,590            249,402
Average deposits                        270,668            220,176            248,663            216,552

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)
                                                                 December 31
                                                           ------------------------
                                                              2004         2003
                                                           -----------  -----------
Cash and cash equivalents                                  $   30,205   $   22,056
Interest-earning deposits in other financial institutions         647          792
Investment securities                                          28,352       20,468
Loans:
   Held for sale                                               45,988       42,038
                                                           -----------  -----------
   Held for investment                                        224,938      169,526
     Less: Allowance                                           (2,785)      (2,652)
                                                           -----------  -----------
     Net held for investment                                  222,153      166,874
                                                           -----------  -----------
   Securitized loans                                           23,474       37,386
     Less: Allowance                                           (1,109)      (2,024)
                                                           -----------  -----------
     Net securitized loans                                     22,365       35,362
                                                           -----------  -----------
       NET LOANS                                              290,506      244,274
                                                           -----------  -----------

Other assets                                                   15,493       16,660
                                                           -----------  -----------

       TOTAL ASSETS                                        $  365,203   $  304,250
                                                           ===========  ===========

Deposits                                                   $  284,568   $  224,855
Repurchase agreements                                          13,672       14,394
FHLB advances                                                  10,500            -
Bonds payable                                                  13,910       26,100
Other liablities                                                4,984        4,570
                                                           -----------  -----------
       TOTAL LIABILITIES                                      327,634      269,919

Stockholders' equity                                           37,569       34,331
                                                           -----------  -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                           $  365,203   $  304,250
                                                           ===========  ===========

Shares outstanding                                          5,729,869    5,706,769

Book value per share                                       $     6.56   $     6.02

***********************************************************************************

Nonaccrual loans                                           $    8,350   $    7,174
SBA guaranteed portion                                         (5,287)      (4,106)
                                                           -----------  -----------

Nonaccrual loans, net                                      $    3,063   $    3,068
                                                           ===========  ===========